Exhibit 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.
3545 Factoria Blvd. SE
Sterling Plaza 2, 3rd Floor
Bellevue, Washington 98006

CONTACTS:
	Daniel R. Wall	David A. Hackett	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3455	(206) 674-3400	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS ANNOUNCES SEMI-ANNUAL CASH DIVIDEND OF $0.81

BELLEVUE, WASHINGTON - May 5, 2026, Expeditors International of Washington, Inc. (NYSE:EXPD) today announced that on May 4, 2026 its Board of Directors declared a semi-annual cash dividend of $0.81 per share, payable on June 15, 2026 to shareholders of record as of June 1, 2026.

“Since 2024, we have returned nearly $2 billion to shareholders in dividends and share repurchases,” said David A. Hackett, Senior Vice President and Chief Financial Officer. "In addition, in February of this year our Board authorized a new share repurchase program that permits the repurchase of up to $3 billion of our common stock. With our history of being a dividend aristocrat, combined with this 5% dividend increase and our new $3 billion share repurchase program, we demonstrate our commitment to returning substantial cash to our shareholders.”

About Expeditors International of Washington, Inc:

Expeditors is a global logistics company headquartered in Bellevue, Washington. The Company employs trained professionals in 171 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.